Exhibit 5.1

July 6, 2017

First Busey Corporation

100 West University Avenue

Champaign, Illinois 61820

Re:                             Post-Effective Amendment No. 1 to Form S-4 on Form S-3 of First Busey Corporation

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the filing by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment to Form S-4 filed on Form S-3 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).  The Registered Shares are to be issuable pursuant to future grants of equity awards under the First Community Financial Partners, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) to legacy employees of First Community Financial Partners, Inc., an Illinois corporation (“First Community”) and its subsidiaries and upon the exercise of currently outstanding equity awards under the 2016 Plan, the First Community Financial Partners, Inc. 2013 Equity Incentive Plan and the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan held by former employees of First Community and its subsidiaries, which merged with and into the Company effective July 2, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 6, 2017 (the “Merger Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement, including the exhibits thereto; (b) the Company’s Amended and Restated Articles of Incorporation, as currently in effect; (c) the Company’s Amended and Restated Bylaws, as currently in effect; (d) the resolutions of the board of directors of the Company (the “Board”) dated February 6, 2017, with respect to the filing of the Registration Statement; and (e) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed.  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Registered Shares offered pursuant to the Registration Statement:  (a) upon issuance of the Registered Shares, the Company will receive consideration in an amount not less than the aggregate par value of such shares of Common Stock; (b) the Registered Shares and any certificates representing the relevant Registered Shares shall have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and shall have been duly issued and sold in accordance with any relevant agreement, and duly executed and delivered by the Company and any other appropriate party; (c) any relevant agreement relating to the issuance of the Registered Shares shall have been duly authorized, executed and delivered by the Company and each other party thereto, and shall constitute a binding obligation of each party thereto (other than the Company); (d) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have been declared effective under the Act, and such effectiveness shall not have been terminated or rescinded; (e) the Registered Shares shall have been sold in compliance with applicable U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable prospectus supplement; and (f) in the case of an agreement or instrument pursuant to which any Registered Shares are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that each Registered Share will be validly issued, fully paid and non-assessable when (a) the Registration Statement, as finally amended, shall have become effective under the Act, and (b) a certificate representing such Registered Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of Nevada.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lewis Roca Rothgerber Christie LLP

LEWIS ROCA ROTHGERBER CHRISTIE LLP